EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-13320,  No. 333-10312 and No. 333-132736 on Form S-8 of our report dated June 20, 2009, relating to the consolidated financial statements of Highway Holdings Limited and its subsidiaries (collectively the “Company”) (which report expresses an unqualified opinion), appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2009.

/s/ Deloitte Touche Tohmatsu

Hong Kong
June 20, 2009